Exhibit 10.1

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Second Amendment”) is made as of June 30, 2014 (“Second Amendment Effective Date”), by and between ARE-MA REGION NO. 50, LLC, a Delaware limited liability company (“Landlord”), and FOUNDATION MEDICINE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord’s predecessor in interest, 150 Second Street, LLC, and Tenant entered into that certain Lease Agreement dated as of March 27, 2013, as amended by a First Amendment to Lease dated as of November 21, 2013 (the “Lease”), pursuant to which Tenant leases certain premises (the “Original Premises”) located at 150 Second Street, Cambridge, Massachusetts more particularly described in the Lease.

B. Tenant desires to expand the Original Premises demised under the Lease by adding approximately 8,164 rentable square feet (the “Expansion Space”) on the first floor of the Building, for a total rentable square footage of the Premises from and after the Expansion Commencement Date of 69,755 rentable square feet (and to increase the Storage Space located in the basement of the Building from 2,325 square feet to 2,633 square feet), and Landlord is willing to lease the same to Tenant on the terms herein set forth.

C. Landlord and Tenant desire to amend the Lease to add the Expansion Space to the Premises demised under the Lease, to provide for the improvement of such space, and to address other matters more particularly set forth below.

D. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENT

Now, therefore, the parties hereto agree that the Lease is amended as follows:

1. Expansion Space; Tenant’s Share. From and after the Expansion Commencement Date (as hereinafter defined): (a) the Premises demised under the Lease shall equal 69,755 rentable square feet, representing an expansion to include the Expansion Space, consisting for all purposes of the Lease of 8,164 rentable square feet on the first floor of the Building, together with the additional Tenant’s Share of mechanical and lab-related storage located in the penthouse, first floor and lower level of the Building; and (b) Tenant’s Share for all purposes of the Lease, including Operating Expenses and such additional shared spaces, is 56.61%. The locations of the Original Premises and the Expansion Premises, including the lower level, the first floor shared space and the penthouse screened space, allocated to Tenant are shown on Exhibit A. The attached Exhibit A supplements, but does not replace, Exhibit A to the original Lease Agreement. The rentable square feet of the Building allocated to Tenant in various locations within the Building (excluding the Storage Space as described in Section 6 below) is as follows:

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 2

Location	Total Building Space	Tenant Existing Space	Tenant Expansion Space	Total Tenant Space
First Floor Space	34,288	17,132	7,767	24,899
Second Floor Space	41,510	41,510	0	41,510
Level B Shared Space	2,117	1,058	142	1,200
First Floor Shared Space	1,688	843	114	957
Penthouse Screen Area	2,099	1,048	141	1,189
Third Floor Space (not part of Premises)	41,508

Total	123,210	61,591	8,164	69,755

2. Delivery of Expansion Space. Tenant shall accept the Expansion Space in its condition as of the date hereof, subject to the terms of Exhibit B-Work Letter (“Work Letter”) and all applicable Legal Requirements. Tenant’s taking possession of the Expansion Space shall be conclusive evidence that Tenant accepts the Expansion Space and that the Expansion Space was in good condition at the time possession was taken, subject to the provisions of the Work Letter. Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Space, and/or the suitability of the Expansion Space for the conduct of Tenant’s business. Tenant shall have a right of access to the Expansion Space on the date hereof (“Expansion Commencement Date”), subject to Landlord’s right of access to the Expansion Space for the purpose of installation of the Demising Wall (as defined in the Work Letter), which occupancy shall be subject to all of the terms and conditions of the Lease, as amended hereby, except that Rent as to the Expansion Space shall not commence until the Expansion Rent Commencement Date.

3. Expansion Commencement Date; Expansion Term; Rent Commencement Date. The Term of the Lease with respect to the Expansion Space shall commence on the Expansion Commencement Date. The date for commencement of Base Rent and Additional Rent with respect to the Expansion Space (the “Expansion Rent Commencement Date”) shall be November 1, 2014 (provided that if Tenant or a subtenant occupies any portion of the Expansion Space for the Permitted Uses prior to the Expansion Rent Commencement Date, Tenant shall pay as Additional Rent Tenant’s Share of Operating Expenses for such occupied space on a pro rata square footage basis). Tenant shall not be deemed to have occupied the Expansion Space until the Tenant Improvements are Substantially Complete (as defined in the Work Letter) and Tenant has received a certificate of occupancy for the Expansion Space (provided that, as aforesaid, the Expansion Rent Commencement Date shall occur, in any event, on November 1, 2014). The initial Term of the Lease as to the entirety of the Premises,

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 3

including the Expansion Space, shall expire on February 28, 2021. The Extension Right set forth in Article 28 of the Lease shall be exercisable in accordance with Article 28 only as to the entirety of the Premises, including the Expansion Space.

4. Rent for Expansion Space. From and after the Expansion Rent Commencement Date, Base Rent and Additional Rent shall be payable with respect to the Expansion Space in accordance with the terms of the Lease. Accordingly, the Base Rent for the Premises (including the Original Premises and the Expansion Space) shall be paid in accordance with the following tables (which tables replaces the table set forth in Section 1.1 of the Lease):

BASE RENT FOR ORIGINAL PREMISES

Period	Rate per RSF (Original Premises- 61,591 RSF)	Annual Base Rent	Monthly Base Rent
9/1/2013 to 8/31/2014	$56.00	$3,449,096.00	$287,424.67
9/1/2014 to 8/31/2015	$57.68	$3,552,568.88	$296,047.41
9/1/2015 to 8/31/2016	$59.41	$3,659,121.31	$304,926.78
9/1/2016 to 8/31/2017	$61.19	$3,768,753.29	$314,062.77
9/1/2017 to 8/31/2018	$63.03	$3,882,080.73	$323,506.73
9/1/2018 to 8/31/2019	$64.92	$3,998,487.72	$333,207.31
9/1/2019 to 8/31/2020	$66.86	$4,117,974.26	$343,164.52
9/1/2020 to 2/28/2021	$68.87	4,241,772.17	$353,481.01

*	Notwithstanding anything in this Section of the Lease to the contrary, Tenant shall be entitled to (i) an abatement of Base Rent with respect to the Original Premises in the amount of $3,000,000 commencing on the Lease Commencement Date, subject to the terms and conditions set forth in Section 4.2; and (ii) an abatement of Base Rent pertaining to 5,000 RSF of the Original Premises applied on a monthly basis for the 12 month period following the Rent Commencement Date.

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 4

BASE RENT FOR EXPANSION SPACE:

Period	Rate per RSF Expansion (8,164 RSF)	Annual Base Rent	Monthly Base Rent
5/1/2014 to 10/31/2014	-0-	-0-	-0-
11/1/2014 to 4/30/2015	$59.00	$481,676.00	$40,139.67
5/1/2015 to 4/30/2016	$60.77	$496,126.28	$41,343.86
5/1/2016 to 4/30/2017	$62.59	$510,984.76	$42,582.06
5/1/2017 to 4/30/2018	$64.47	$526,333.08	$43,861.09
5/1/2018 to 4/30/2019	$66.40	$542,089.60	$45,174.13
5/1/2019 to 4/30/2020	$68.39	$558,335.96	$46,528.00
5/1/2020-2/28/21	$70.44	$575,072.16	$47,922.68

5. Parking. Tenant shall have as appurtenant to the Expansion Space and in addition to the parking spaces appurtenant to the Original Premises 5 parking spaces in the Building garage, and 3 surface parking spaces located in the lot on the north side of Charles Street (subject to relocation as provided in the Lease), in each case available to Tenant in accordance with the terms and conditions of Section 7.1 of the Lease. Tenant hereby confirms that, from and after the Expansion Space Commencement Date, Tenant’s commitment for parking for the year ending August 31, 2014 shall be a total of 45 parking spaces in the Building garage, and 24 surface parking spaces.

6. Storage Space. As a result of the addition of the Expansion Space to the Original Premises, Tenant Share of the Storage Space shall increase to 56.61% of the Storage Space, comprised of 2,633 rentable square feet of space located within the Building as set forth on Exhibit A, and Tenant shall have the right to lease Tenant’s Share of the Storage Space under and in accordance with the terms and conditions of Section 2.2 of the Lease.

7. Miscellaneous.

a. This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 5

b. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors in interest.

c. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

d. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this transaction other than Jones Lang LaSalle and Transwestern/RBJ, and that no Broker, other than Jones Lang LaSalle and Transwestern/RBJ, who shall be paid by Landlord pursuant to a separate Agreement, brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker (other than Jones Lang LaSalle and Transwestern/RBJ) claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

e. As amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment, and the terms of the Lease, unless expressly modified by the terms of this Second Amendment, shall apply to the Expansion Space as if the Expansion Space were originally included as part of the Original Premises as of the Second Amendment Effective Date. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

(Signatures on Next Page)

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 6

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment intending it to be effective as of the Second Amendment Effective Date.

TENANT:

FOUNDATION MEDICINE, INC., a Delaware corporation

By: /s/ Steven J. Kafka Name: Steven J. Kafka, PhD Its: Chief Operating Officer

LANDLORD:

ARE-MA REGION NO. 50, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, member
	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Eric S. Johnson

Name:	Eric S. Johnson

Its:	Vice President, Real Estate Legal Affairs

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 7

EXHIBIT A

Plan of Expansion Space

See attached

Exhibit A

First Floor – Expansion Space

D
D
D

D = Demising Wall

Expansion Space
7,767 Rentable SF or 6,355 Usable SF.

Exhibit A

150 Second Street
Cambridge, MA
First Floor Plan

Exhibit A

Level B – Shared Space

Shared Space

150 Second Street
Cambridge, Massachusetts

Foundation Medicine, Inc.

Additional 142 Rentable SF or 117 Usable SF in Shared Space

Lower Level, (basement/garage level)

Total – 1,200 Rentable SF

Exhibit A

1st Floor Shared Space

Foundation Medicine, Inc.
Additional 114 Rentable SF
For a total of 957 Rentable SF
Foundation Medicine, Inc.
843 Rentable SF
Foundation Medicine, Inc.
114 Rentable SF
BLUEBIRD BIO, INC.
98.5 Sq ft
SHARED SPACE
LOADING AREA
RECYCLE
BUILDING MANAGER
Storage Room Plan

Exhibit A

Penthouse Screen Area

Shared Space

Foundation Medicine, Inc.
Additional 141 Rentable SF or 115 Usable SF in Shared Space

Total – 1,189 Rentable SF

Exhibit A

Level B – Storage Space

Shared Space
Storage Space

Foundation Medicine, Inc.
Storage Space – Additional 308 SF of Storage space for total of 2,633 SF – To Be Determined Floor Plan Layout.

BASEMENT FLOOR

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 8

EXHIBIT B TO SECOND AMENDMENT TO LEASE

[Tenant Build]

WORK LETTER

THIS WORK LETTER (this “Work Letter”) is incorporated into that certain Second Amendment to Lease (the “Lease”) dated as of June     , 2014 by and between ARE-MA REGION NO. 50, LLC, a Delaware limited liability company (“Landlord”), and Foundation Medicine, Inc., a Delaware corporation (“Tenant”). Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

a. Tenant’s Authorized Representative. Tenant designates Steven Kafka and Chris Maciejczak (either such individual acting alone, “Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either of Tenant’s Representatives at any time upon not less than 5 business days advance written notice to Landlord.

b. Landlord’s Authorized Representative. Landlord designates Jeff McComish, Joe Maguire, and William DePippo (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change any of Landlord’s Representatives at any time upon not less than 5 business days advance written notice to Tenant.

c. Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the MEP engineer, the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant agrees that it will provide Landlord with copies of MEP documents for the Tenant Improvements and Landlord and Tenant agree to follow the review and approval procedures applicable to TI Design Drawings (as defined and described in Section 2(b) below). Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

a. Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Space desired by Tenant of a fixed and permanent nature. Other than funding the TI Allowance (as defined below) as provided herein, and the installation of a demising wall (which Landlord shall install at Landlord’s expense in coordination with Tenant’s installation of the Tenant Improvements), Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 9

Landlord hereby agrees to install, at Landlord’s sole expense, three (3) walls demising the Expansion Space from the adjacent first floor premises as identified on Exhibit A to the Second Amendment to Lease and constructed in accordance with the specification attached hereto as Exhibit B-1 (“Demising Walls”) on a schedule which will coordinate with Tenant’s improvements in the Expansion Space and with the construction of improvements in the adjacent tenant space.

b. Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant Improvements prior to June 1, 2015. Not more than 10 business days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 business days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

c. Working Drawings. Not later than 20 business days following the approval of the TI Design Drawings by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the TI Design Drawings. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

d. Approval and Completion. If any dispute regarding the design of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems (in which case Landlord shall make the final decision). Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of the Tenant Improvements.

a. Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 10

a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit shall be payable from the TI Fund. Landlord shall assist Tenant in obtaining the TI Permit. Prior to the commencement of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

b. Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or any Building system.

c. Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements. Landlord shall be responsible for correcting any non-compliance of the Demising Walls with the specifications referenced in Exhibit B-1, and for correcting any other defect in the Demising Walls, as to which Tenant delivers notice to Landlord within 180 days after Expansion Rent Commencement Date.

d. Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the TI Design Drawings, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

a. Tenant’s Right to Request Changes. If Tenant shall request changes (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

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b. Implementation of Changes. If Landlord approves such Change and Tenant deposits with Landlord any Excess TI Costs (as defined in Section 5(d) below) required in connection with such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

a. Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the “Budget”), and deliver a copy of the Budget to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include all of Landlord’s reasonable and ordinary out-of-pocket third party costs, expenses and fees incurred by or on behalf of Landlord directly arising from, out of, or in connection with, Landlord’s monitoring of the construction of the Tenant Improvements, and shall be payable out of the TI Fund. If the Budget is greater than the TI Allowance, within 10 days after Landlord’s written request, Tenant shall deposit with Landlord in cash an amount designated by Landlord, but not to exceed 25% of the difference, within 10 days of such request, for disbursement by Landlord as described in Section 5(d).

b. TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (“TI Allowance”) of $125.00 per rentable square foot of the Expansion Space, or $1,020,500.00 in the aggregate. Within 10 business days after receipt of notice of Landlord’s approval of the Budget, Tenant shall notify Landlord how much of the TI Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed prior to June 1, 2019.

c. Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of architectural, engineering and interior design, permits, construction, and other design and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding the foregoing, Tenant shall have the right to apply up to $10.00 per rentable square foot of the Expansion Space TI Allowance toward soft costs, including, but not limited to, furniture, fixtures and equipment, telephone/data wiring, and security access in connection with the Expansion Space, it being expressly acknowledged that soft costs, for the purposes of this $10.00 allocation, do not include architectural, engineering and interior design fees, which may be paid in the ordinary course as part of TI costs.

d. Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time

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and from time-to-time, the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, upon Landlord’s request, Tenant shall deposit with Landlord, within 10 business days of such request, as a condition precedent to Landlord’s obligation to make further advances of the TI Allowance, an amount designated by Landlord up to 25% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit, or is late in depositing any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs is herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first thereafter disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon Substantial Completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

e. Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall pay TI Costs once a month against a draw request in Landlord’s standard form, containing such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as landlords of office and laboratory space in East Cambridge, Massachusetts customarily obtain, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Tenant Improvements (and prior to any final disbursement of the TI Fund), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Space; and (v) copies of all operation and maintenance manuals and warranties affecting the Premises.

6. Miscellaneous.

a. Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

b. Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

c. Counterparts. This Work Letter may be executed in any number of counterparts but all counterparts taken together shall constitute a single document.

d. Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the internal laws of the state in which the Premises are located, without regard to choice of law principles of such State.

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e. Time of the Essence. Time is of the essence of this Work Letter and of each and all provisions thereof.

f. Default. Notwithstanding anything set forth herein or in the Lease to the contrary, Landlord shall not have any obligation to perform any work hereunder or to fund any portion of the TI Fund during any period Tenant is in Default under the Lease.

g. Severability. If any term or provision of this Work Letter is declared invalid or unenforceable, the remainder of this Work Letter shall not be affected by such determination and shall continue to be valid and enforceable.

h. Merger. All understandings and agreements, oral or written, heretofore made between the parties hereto and relating to Tenant’s Work are merged in this Work Letter, which alone (but inclusive of provisions of the Lease incorporated herein and the final approved constructions drawings and specifications prepared pursuant hereto) fully and completely expresses the agreement between Landlord and Tenant with regard to the matters set forth in this Work Letter.

i. Entire Agreement. This Work Letter is made as a part of and pursuant to the Lease and, together with the Lease, constitutes the entire agreement of the parties with respect to the subject matter hereof. This Work Letter is subject to all of the terms and limitation set forth in the Lease, and neither party shall have any rights or remedies under this Work Letter separate and apart from their respective remedies pursuant to the Lease.

[ Signatures on next page ]

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 14

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

TENANT:

FOUNDATION MEDICINE, INC., a Delaware corporation

By:	/s/ Steven J. Kafka

Name:	Steven J. Kafka

Its:	Chief Operating Officer

LANDLORD:

ARE-MA REGION NO. 50, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, member

By:	ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Eric S. Johnson

Name:	Eric S. Johnson

Its:	Vice President, Real Estate Legal Affairs

Second Amendment To Lease — Foundation Medicine/150 Second St., Cambridge, MA Page 15

EXHIBIT B-1

Specification for Demising Wall

The Expansion Space shall be demised, as set forth of the Plan of Expansion Space attached as Exhibit A to the Second Amendment to Lease, with three full height, one (1) hour fire-rated partitions comprised of, 3-5/8” metal studs and one layer of 5/8” GWB each side. Partitions shall be sufficiently prepared for finish.